Exhibit 99.(7)(a)(2)

Certain identified information has been excluded from this exhibit because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed.

AMENDMENT #3

(hereafter called the “AMENDMENT”)

Effective December 9, 2010

to the

AUTOMATIC AND FACULTATIVE YEARLY RENEWABLE TERM AGREEMENT

(hereafter called the “AGREEMENT”)

Originally Effective December 1, 2008

Ceding Company Reference:  CGA22

Reinsurer Reference: 11438-00-00

between

PACIFIC LIFE INSURANCE COMPANY

Omaha, Nebraska

NAIC Number 67466

FEIN 951079000

(hereafter called the “CEDING COMPANY”)

and

RGA REINSURANCE COMPANY

Chesterfield, Missouri

NAIC Number 93572

FEIN 431235868

(hereafter called the “REINSURER”)

IT IS HEREBY MUTUALLY AGREED that the AGREEMENT is amended to include on an automatic basis the following policies from their inception:

Policy Number	Issue Date	Policy Face Amount	PL Retention	Face Amount Ceded to RGA
[ ]	[ ]	[ ]	[ ]	[ ]
[ ]	[ ]	[ ]	[ ]	[ ]

The Premiums payable for coverage of the above polices will be based on the applicable rates shown in Exhibit C-Premiums of this Agreement.

ALL OTHER TERMS AND CONDITIONS REMAIN UNCHANGED.

IN WITNESS WHEREOF THE PARTIES HERETO have by their respective officers executed this AMENDMENT in duplicate on the dates below to be effective December 9, 2010:

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Kent Johnson	By:	/s/ Cheryl Tobin
	Kent Johnson		Cheryl Tobin, Assistant Vice President
	Vice President,		Assistant Secretary
	Actuarial and Reinsurance		Legal

Date:	07/05/11		7/8/11

RGA REINSURANCE COMPANY

By:	/s/ Susan Willeat	By:	/s/ Larry Fischer
	Susan Willeat		Larry Fischer
	VP & Actuary		VP & Actuary

Date:	6/28/2011		6-28-2011